EXHIBIT 4.5

FOURTH AMENDMENT
TO THE
HARTMARX SAVINGS INVESTMENT AND STOCK OWNERSHIP PLAN
(as amended and restated effective December 31, 2000)

WHEREAS, Hartmarx Corporation (the "Company") maintains the Hartmarx Savings Investment and Stock Ownership Plan (the "Plan"); and
WHEREAS, the Plan has previously been amended and restated and further amendment is considered necessary, desirable and appropriate;
NOW, THEREFORE, by virtue of the power reserved to the Company under subsection 16.1 of the Plan, and in exercise of the authority delegated to the Hartmarx Plan Administration Committee (the "Committee") by resolutions of the Board of Directors and the Audit and Finance Committee of the Board of Directors of the Company, the Plan, as previously amended and restated, be and it is hereby further amended in the following particulars:

1.           Effective as of March 28, 2005, by inserting the following after the fifth sentence of Subsection 10.6 of the Plan:

"Effective for distributions occurring on or after March 28, 2005, if the value of a Participant's vested Account balances are between $1,001 and $5,000 and have become distributable pursuant to this Section X, such vested Account balances shall not be made before the Participant's 65th birthday or his death unless the Participant has consented to the distribution.  If the value of a Participant's vested Account balances are $1,000 or less and have become distributable pursuant to this Section X, such Participant's vested Account balances shall be distributed without the Participant's or Beneficiary's consent as soon as practicable after the date of the Participant's retirement, termination or death."

2.           Effective as of December 31, 2000, by substituting the expression "Subsection 10.9" for the expression "Subsection 10.10" where the latter number appears in the third sentence of Subsection 10.10 of the Plan.

3.           Effective as of January 1, 2002, by substituting the following for the last sentence of Subsection 10.10:

"In the event of an Emergency Withdrawal, the twelve (12)-month waiting period and the six (6)-month waiting period referenced in Subsections 10.7 and 10.9 above will be waived."

IN WITNESS WHEREOF, the Company has caused the foregoing Fourth Amendment to be executed by the undersigned member of the Committee, this 31st day of August, 2006.

HARTMARX PLAN ADMINISTRATION COMMITTEE

/s/ Taras R. Proczko
Taras R. Proczko Committee Member and Senior Vice
President and General Counsel of the Company